                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               ARAMARK Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
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    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                [GRAPHIC OMITTED]

                    Notice of Annual Meeting of Stockholders


To our stockholders:

         ARAMARK Corporation will hold its annual stockholders meeting on the sixteenth floor of ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania, on Tuesday, February 6, 2001, at 3:00 p.m. Philadelphia time, for the following purposes:

                  1.  To elect directors for the ensuing year.

                  2. To consider and act upon a proposal to approve the 2001 Stock Ownership Plan.

                  3. To transact such other business as may properly come before the meeting.

         The board of directors has fixed the close of business on December 20, 2000 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. During the ten days prior to the meeting, stockholders may examine a stockholder list for any purpose germane to the meeting at ARAMARK's offices at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania.

         You can vote your shares by using a toll-free telephone number or the internet (or by fax from outside the United States). We have provided instructions for using these convenient services on the proxy card. Of course, you may also vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided.

         Whether or not you expect to attend the meeting in person, please vote your shares in one of the ways described above.


                                  Bart J. Colli
                                  Executive Vice President
                                  and Secretary


Dated: January 4, 2001

                                [GRAPHIC OMITTED]


                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS


Solicitation by Board of Directors

         We are furnishing this proxy statement in connection with the solicitation by the board of directors of ARAMARK Corporation (ARAMARK or the Company) of proxies for use at the annual stockholders meeting to be held on February 6, 2001, and at any adjournment of the meeting. Stockholders may submit proxies by mail or phone, or electronically via the internet (or by fax from outside the United States) by following the instructions on the proxy card included with this proxy statement. Stockholders who submit proxies may revoke them at any time before they are voted by submitting a later-dated proxy, or by delivering written notice of revocation to the Secretary of ARAMARK, or by personally notifying the Secretary of ARAMARK at the meeting.

         ARAMARK's executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). We expect to mail proxy cards and proxy statements to our stockholders on or about January 4, 2001.

Shares Outstanding and Voting Rights

         Only holders of shares of class A common stock and class B common stock of record at the close of business on December 20, 2000, are entitled to vote at the meeting. On that date, 2,422,396 shares of common stock class A and 58,348,366 shares of common stock class B (together, the common stock) were outstanding. Each holder of common stock entitled to vote will have the right to one vote for each such share standing in his, her, or its name on the books of ARAMARK.

         All shares represented in person or by proxy will be counted for quorum purposes. Where a stockholder does not specify a choice on a properly submitted proxy, the shares will be voted as recommended by the board of directors. Where a stockholder withholds a vote on the election of any director, such vote will not be counted as entitled to vote (i.e., will not be counted as a vote cast) with respect to that election. Abstentions will be counted as votes cast (i.e., will be counted as votes against) on any matter to which they relate.

1.       Election of Directors

         Stockholders will elect ten directors by a plurality of the votes cast at the meeting. The persons listed below are proposed to be elected to serve until the next annual meeting of stockholders and the election and qualification of their respective successors:

              Joseph Neubauer                      Leonard S. Coleman, Jr.
              James E. Ksansnak                    Ronald R. Davenport
              Lawrence T. Babbio, Jr.              Edward G. Jordan
              Patricia C. Barron                   Thomas H. Kean
              Robert J. Callander                  James E. Preston

         If, due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxy agents named in the proxies will have the right to vote for a substitute in each case, or the board of directors will take appropriate action to reduce the number of directors.

         ARAMARK has agreed to use its best efforts to cause Mr. Neubauer's election to, and retention on, ARAMARK's board during the term of Mr. Neubauer's employment agreement. See "Employment Agreements and Change of Control Arrangements."

2.       2001 Stock Ownership Plan

         The 2001 Stock Ownership Plan (the Plan) is a part of the ARAMARK Ownership Program. The Program and the terms of purchase opportunities granted under the Program are generally described under "The ARAMARK Ownership Program." A copy of the Plan is attached to this proxy statement, and is specifically incorporated herein by reference.

         The Plan is being proposed because the present 1991Stock Ownership Plan (the 1991 Plan) expires by its terms in November 2001. ARAMARK intends to continue granting options under the 1991 Plan until the 1991 Plan's expiration date, so long as shares are still available under the 1991 Plan. At December 20, 2000, under the 1991 Plan 20,732,729 purchase opportunities and options were outstanding, and 12,877,983 shares were available for the grant of future purchase opportunities.

         The Plan was adopted by the board of directors in November 2000. The Plan provides for issuance of up to 20,000,000 shares of Class B Common Stock through the granting of purchase opportunities and options. The current aggregate appraisal price of 20,000,000 shares of Class B Common Stock is approximately $374 million. Purchase opportunities and options granted under the ARAMARK Ownership Program are intended to be nonqualified options for federal income tax purposes, and the tax consequences of their grant and exercise are described generally below. The Plan also allows for the grant of purchase opportunities or options that would be incentive stock options for federal income tax purposes.

         The Plan grants certain administrative authority to a committee consisting of those members of the Human Resources, Compensation and Public Affairs Committee who are outside directors (the committee). Currently, all five members of the committee are outside directors.

         The committee is authorized to grant purchase opportunities and to determine the number of shares to be offered thereby to each selected key employee. The term "key employee" is not defined in the Plan, and subject to the express provisions of the Plan, the committee has complete authority to determine the employees who receive purchase opportunities thereunder. As a result, the number of employees eligible to participate in the Plan is not determinable. The Plan specifically limits to three million the number of purchase opportunities that can be granted to any one employee during any one year. The committee has never granted more than one and a half million purchase opportunities to any one employee during any one year.

         ARAMARK will use the net proceeds from the sale of shares pursuant to exercises of purchase opportunities for general corporate purposes.

         The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not "qualified" within the meaning of Section 401(a) of the Internal Revenue Code.

         Tax Consequences. With respect to the purchase opportunities, ARAMARK understands that, under current U.S. income tax laws, (i) no income will be recognized to the employee at the time of grant; (ii) upon exercise of a purchase opportunity, the employee must treat as ordinary income the difference, if any, between the exercise price and any higher fair market value of the common stock on the date of exercise; and (iii) assuming the shares received upon exercise of such purchase opportunities constitute capital assets in the employee's hands, any further gain or loss upon disposition of shares may be treated as capital gain or loss. ARAMARK further understands that tendering shares already owned by the holder of a purchase opportunity in order to exercise such purchase opportunity (a "stock-for-stock exercise," so called) would be considered a "like-kind exchange" of existing shares for new shares and would not be considered a sale of such previously acquired shares that would result in the recognition of capital gain or loss by the employee.

         Upon exercise of a purchase opportunity by an employee located in the United States, ARAMARK generally will be able to treat as a deductible expense for U.S. income tax purposes the difference, if any, between the exercise price and any higher fair market value of the common stock on the date of exercise. Exercises by employees who are not located in the United States generally do not give rise to U.S. income tax deductions, nor, to foreign income tax deductions. However, under Section 162(m) of the Internal Revenue Code (See "Committee Report on Executive Compensation"), for certain senior executives with taxable compensation in a fiscal year over $1 million, the amount in excess of $1 million is not a deductible expense for ARAMARK unless certain conditions are met. For the exercise of purchase opportunities to meet such conditions, it is necessary, among other things, to have the stockholders approve the Plan.

         Stockholder Approval. To be approved, the Plan must receive the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting (voting as a single class).

         The board of directors recommends a vote FOR the Plan.

Directors

Name (Age as of November 1, 2000)                Office Held (Committee)                       Since
---------------------------------                ------------------------                      -----
Joseph Neubauer (59)............................ Chairman and Director (2)(3)                  1979
James E. Ksansnak (60).......................... Vice Chairman and Director                    1997
Lawrence T. Babbio, Jr. (55).................... Director (3)(4)                               1999
Patricia C. Barron (57)......................... Director (1)                                  1997
Robert J. Callander (69)........................ Director (2)(3)(4)(5)                         1986
Ronald R. Davenport (64)........................ Director (1)(4)(5)                            1980
Leonard S. Coleman, Jr. (51).................... Director (1)                                  2000
Edward G. Jordan (70)........................... Director (1)(2)(3)                            1980
Thomas H. Kean (65)............................. Director (3)(4)                               1994
James E. Preston (67)........................... Director (2)(3)(4)                            1993

---------------------
         The numbers following the offices held by the directors indicate membership in the following board committees at September
         29, 2000:
         1.    Audit and Corporate Practices
         2.    Executive
         3.    Finance
         4.    Human Resources, Compensation and Public Affairs
         5.    Stock

Directors Meetings and Committees

         ARAMARK's board of directors held seven meetings during fiscal 2000. The board has certain standing committees, which are described below. The board does not have a standing nominating committee. During fiscal 2000, Mr. Babbio attended 73% of the aggregate of all board meetings and all meetings of committees on which he served, and each other director attended at least 75% of the aggregate of all board meetings and all meetings of committees on which he or she served.

         The Audit and Corporate Practices Committee consists entirely of directors who the board has determined are independent. The board has determined in its business judgement that each of the members of the committee does not have a business or other relationship to ARAMARK or its management that would interfere with his or her exercise of independent judgement, and that each is financially literate; and that at least one member of the committee has accounting or related financial management expertise. The committee reviews the periodic financial reports and the accounting principles used by ARAMARK and the adequacy of ARAMARK's system of internal controls. It also reviews with the independent public accountants and the internal audit department the scope of their audits, their audit reports, and any recommendation made by them to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures. It recommends the action to be taken with respect to the appointment of and approves the compensation of ARAMARK's independent public accountants and monitors compliance with ARAMARK's business conduct policy. It held four meetings during fiscal 2000. A copy of the charter of the Audit and Corporate Practices Committee is attached to this proxy statement.

         The Executive Committee has the full power of the board of directors when the board is not in session, with specific limitations relating to certain corporate governance or other corporate matters. The committee did not hold any meetings in fiscal 2000.

         The Finance Committee reviews the overall financial plans of ARAMARK, including capital expenditures, acquisitions and divestitures, securities issuances and incurrences of debt, and the performance of ARAMARK's retirement benefit plans. It recommends to the board specific transactions involving the foregoing, and it has been empowered by the board to approve certain financial commitments and acquisitions and divestitures by ARAMARK up to specified levels. It held four meetings during fiscal 2000.

         The Human Resources, Compensation and Public Affairs Committee consists entirely of directors who ARAMARK believes are both "non-employees" (within the meaning of SEC Rule 16b-3(b)(3)(i)) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code). The committee determines the base salary of each of the chairman and chief executive officer and the president and chief operating officer (subject to review and approval by the board) and approves the salaries and bonuses paid to officers and other employees who are line of business presidents or whose current or proposed base salary exceeds $200,000 per annum. It reviews appointments to senior management positions and the nature and scope of ARAMARK's employee benefit plans. It also reviews and recommends the compensation of outside directors and reviews ARAMARK's contribution policy and practices for its retirement benefit plans. The committee is also authorized to exercise ARAMARK's rights and powers under the Stockholders Agreement, including approval of grants of stock purchase opportunities under the ARAMARK Ownership Program as well as the annual approval of an internal market policy providing for the repurchase of shares from management investors. It held six meetings during fiscal 2000.

         The Stock Committee consists of two outside directors. The committee has concurrent authority, with the Human Resources, Compensation and Public Affairs Committee, to approve specific transactions involving ARAMARK stock between officers and directors and ARAMARK. It did not hold any meetings during fiscal 2000.

Business Experience

         The principal occupations of ARAMARK's directors during the past five years and other directorships currently held by the directors are as follows:

         Mr. Neubauer has been chief executive officer of ARAMARK since February 1983 and the chairman since April 1984; he was president of ARAMARK from February 1983 to May 1997. He is a director of Verizon Communications, Inc. (formerly Bell Atlantic Corporation), CIGNA Corporation, Federated Department Stores, Inc., and First Union Corporation.

         Mr. Ksansnak has been vice chairman of ARAMARK since May 1997. From February 1991 to May 1997, he was executive vice president of ARAMARK; from May 1986 to February 1991, he was senior vice president of ARAMARK; and from May 1986 to May 1997, he was chief financial officer of ARAMARK. He is a director of Advanta Corp. and CSS Industries, Inc.

         Mr. Babbio has been president and chief operating officer of Verizon Communications, Inc. (formerly Bell Atlantic Corporation) since December 1998. He was president and chief executive officer of Verizon's Network Group and chairman of Verizon's Global Wireless Group from August 1997 until December 1998. From January 1995 to August 1997 he was vice chairman of Verizon Communications and prior to that was executive vice president and chief operating officer of Verizon. He is a director of Verizon Communications, Inc. and Compaq Computer Corporation.

         Ms. Barron has been clinical associate professor at the Leonard N. Stern School of Business of New York University since September 1999 and prior to that was an executive-in-residence and senior fellow. She was vice president of Business Operations Support of Xerox Corporation from April 1997 to July 1998. From 1995 to 1997, she was president of Engineering Systems of Xerox Corporation and from 1992 to 1994, was president of Office Document Products of Xerox Corporation. She is a director of Quaker Chemical Corporation, Teleflex Corporation, and United Services Automobile Association.

         Mr. Callander was executive-in-residence at the Business School of Columbia University from 1992 to June, 2000. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Barnes Group Inc, Omnicom Group, Inc., Scudder Global High Income Fund Inc, Scudder New Asia Fund Inc, The Korea Fund Inc, The Brazil Fund Inc, and The Argentina Fund Inc.

         Mr. Coleman has been Senior Advisor, Major League Baseball since November, 1999. He was President, The National League of Professional Baseball Clubs from 1994 to 1999. He is a director of Avis Group Holdings, Inc., Cendant Corporation, H.J. Heinz Company, New Jersey Resources Corporation, Omnicom Group, Inc., Owens Corning, and Radio Unica Communications Corp.

         Mr. Davenport has been the chairman of Sheridan Broadcasting Corporation since 1972. He is a director of Mellon Private Asset Management.

         Mr. Jordan was the chairman and chief executive officer of Consolidated Rail Corporation from 1975 to 1981 and served as the president of The American College from 1982 until 1987.

         Former Governor Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, The CIT Group, Inc., Fiduciary Trust Company International, The Pepsi Bottling Group, Inc., and United HealthCare Corporation.

         Mr. Preston was the chairman of Avon Products, Inc. from 1989 to 1999 and president and chief executive officer from September 1988 until June 1998. He is a director of Cyberian Outpost, Inc., Reader's Digest Association, and Venator Group, Inc.

Executive Compensation

         The following table sets forth information with respect to the compensation of the named executive officers for services in all capacities to ARAMARK in the years indicated.

                             Executive Compensation

                                                               Annual Compensation
                                                 Fiscal        --------------------        Options     Other
    Name and Current Principal Position           Year         Salary         Bonus     Granted(#)(1)  Comp(2)
    -----------------------------------           ----         ------         -----     -------------  -------
    Joseph Neubauer                               2000         $1,000,000     $1,200,000     600,000    $57,000
    Chairman and Chief Executive Officer          1999           $999,000     $1,100,000           0    $37,000
                                                  1998           $948,000     $1,000,000           0    $13,500
    William Leonard                               2000           $586,500       $575,000     200,000     $6,500
    President and Chief Operating Officer         1999           $549,000       $550,000           0     $6,500
                                                  1998           $500,000       $500,000           0     $6,500
    L. Frederick Sutherland                       2000           $415,500       $265,000     100,000     $6,500
    Executive Vice President and                  1999           $390,000       $275,000           0     $6,500
       Chief Financial Officer                    1998           $364,000       $235,000           0     $6,500
    Brian G. Mulvaney                             2000           $350,500       $265,000     150,000     $6,500
    Executive Vice President, Human               1999           $325,000       $275,000           0     $6,500
       Resources and Public Affairs               1998           $259,000       $217,000     300,000     $6,500
    John J. Zillmer                               2000           $330,500       $220,000      95,000     $6,500
    Executive Vice President and                  1999           $267,500       $150,000           0     $6,500
       President, Food and Support                1998           $225,500       $150,000     165,000     $6,500
       Services

-------------------------
1. Adjusted for stock split effected in the form of a stock dividend effective September 1, 1998.
2. Other compensation includes employer contributions to the Stock Unit Retirement Plan ($6,500 per individual annually), plus with respect to Mr. Neubauer, the value of interest foregone and not recaptured by ARAMARK relating to payment of premiums for split dollar life insurance ($41,000, $30,000 and $7,000 for 2000, 1999 and 1998 respectively) and above market interest received or accrued on deferred compensation ($9,500 for 2000).

Stock Purchase Opportunities

         The following table sets forth information with respect to the named executive officers concerning individual grants of stock purchase opportunities made in fiscal 2000.

          Options Granted in Fiscal 2000 (Stock Purchase Opportunities)

                                                                                     Potential
                                                                                  Realizable Value at
                                                         Percentage of         Assumed Annual Rates of
                                                          Total Options         Stock Price Appreciation
                                                         Granted to All          for Option Term(2)
                                          Options         Employees in       -------------------------------
            Name                         Granted(1)       Fiscal 2000             5%              10%
            ----                         ----------      ------------             --              ---
          Joseph Neubauer                 600,000           8.1%              $1,924,411       $4,226,078
          William Leonard                 200,000           2.7%                $641,470       $1,408,693
          L. Frederick Sutherland         100,000           1.4%                $320,735         $704,346
          Brian G. Mulvaney               150,000           2.0%                $481,103       $1,056,519
          John J. Zillmer                  95,000           1.3%                $423,854         $952,536

----------------------------
1. See "The ARAMARK Ownership Program." The exercise prices of all option grants reflected in the table are equal to the appraisal prices of the shares at the respective times of grant. Mr. Zillmer was granted 65,000 cumulative installment stock purchase opportunities (CISPOs) in March 2000 at a per share exercise price of $15.90; these CISPOs expire on January 15, 2006. All other option grants reflected in the table were granted in November 1999, at a per share exercise price of $14.20. For each individual, such grants were one-half in the form of CISPOs and one-half installment stock purchase opportunities (ISPOs); these CISPOs expire on January 15, 2005 and these ISPOs expire on varying dates through January 15, 2005.
2. Realizable value refers to the assumed appraisal price of the underlying shares at the time such purchase opportunity expires minus the exercise price.

         The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 2000 and the unexercised options held as of September 29, 2000.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values
                         (Stock Purchase Opportunities)

                                                            Number of Options Held    Current Value of Options Held(2)
                               Shares                    ---------------------------- --------------------------------
                              Acquired on      Value      Currently    Not Currently     Currently    Not Currently
            Name              Exercise       Realized(1) Exercisable   Exercisable      Exercisable   Exercisable
            ----              --------       ---------   -----------   -----------      -----------   -----------
Joseph Neubauer                 630,000       $6,450,000           0       570,000              $0      $1,881,000
William Leonard                 124,000       $1,260,400           0       340,000              $0      $2,328,000
L. Frederick Sutherland         285,000       $2,974,000           0       155,000              $0      $1,039,500
Brian G. Mulvaney               114,000       $1,042,200           0       477,750              $0      $3,679,950
John J. Zillmer                  51,000         $513,630           0       246,500              $0      $1,652,570

--------------------
1. Value realized refers to the appraisal price of the underlying shares at the time the option was exercised minus the exercise price of the option.
2. Options currently exercisable and current values of options are determined as of September 29, 2000. Current value of an option refers to the appraisal price of the underlying shares minus the exercise price of the option.

Five Year Cumulative Total Shareholder Return

         The following graph compares the five year cumulative return of class B common stock (measured by the appraisal price) to the Standard & Poor's 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index.

                               [GRAPHIC OMITTED]

         Cumulative total return is stated as a percentage of the base year
(1995) stock price. Cumulative total return equals (i) the cumulative amount of dividends paid since the base year, assuming dividend reinvestment, plus the stock price, (ii) divided by the base year stock price.

                                                               Dow Jones
                                                                Consumer
    Fiscal Year            ARAMARK           S&P 500          Non-Cyclical
    -----------            -------           -------          ------------
       1995                 100.00            100.00             100.00
       1996                 111.80            120.29             125.73
       1997                 138.10            168.58             163.44
       1998                 232.92            184.56             166.71
       1999                 294.00            235.83             179.84
       2000                 362.32            268.02             175.37

The ARAMARK Ownership Program

         The ARAMARK Ownership Program is designed to provide an opportunity for selected management employees of ARAMARK and its subsidiaries to acquire an ownership interest in ARAMARK and thereby give them a more direct continuing interest in the future success of ARAMARK's business. Under the Ownership Program, direct ownership in ARAMARK has increased from 62 original management investors in December 1984 to more than 3,000 management investors owning approximately 70% of the equity. At December 20, 2000, management employees and directors held stock purchase opportunities and options for 21,918,656 shares.

         ARAMARK's senior management believes that management ownership has significantly contributed to ARAMARK's success and intends to continue to use the ARAMARK Ownership Program to expand both the number of management investors and their percentage ownership. Through stock purchase opportunities, ARAMARK has granted management employees an opportunity to invest in, or to increase their investment in, ARAMARK.

         The purchase price for shares subject to stock purchase opportunities is the appraisal price of the shares (based upon the most recent available independent appraisal) on the date of the grant. Shares issued pursuant to the exercise of purchase opportunities are subject to the Stockholders Agreement. Generally, purchase opportunities are not transferable, and each purchase opportunity is exercisable only by the employee to whom it is granted.

         Each installment stock purchase opportunity (ISPO) has an installment schedule that limits the number of shares of common stock that may be purchased during each annual installment exercise period. Unless the first installment is exercised by its expiration date for a minimum number of shares, the entire installment purchase opportunity is canceled. Thereafter, subsequent annual installments may be exercised (subject to exercise of a minimum number of shares) for up to the maximum number of shares specified in the certificate for that installment. Any portion of an annual installment not exercised by the appropriate expiration date does not become vested but rather is canceled. Each installment stock purchase opportunity is exercisable only while the holder is an employee or director of ARAMARK or a subsidiary.

         ARAMARK also grants cumulative ISPOs, which are similar to regular ISPOs except that if a portion of an annual installment is not exercised during the corresponding exercise period, then it becomes vested and is not canceled, and may be exercised during any subsequent exercise period. Other stock purchase opportunities, similar to cumulative ISPOs, provide that once vested, the entire opportunity or a portion (in 100 share increments) may be exercised during any of the specified annual exercise periods. Upon termination of employment, an employee can exercise his or her stock purchase opportunity if it is vested, within three months after termination (but not beyond its expiration date). If it is not vested at such time, the purchase opportunity is canceled.

         In connection with the exercise of ISPOs and non-qualified stock options, ARAMARK has adopted a deferred payment program whereby a portion of the purchase price for certain installments may be deferred at the election of the employee for approximately nine years. ARAMARK has sold to a financial institution most of the outstanding deferred payment obligations previously incurred and anticipates it will also sell most of the deferred payment obligations incurred in the current exercise period. The deferred payment obligation is a full recourse obligation of the individual, accrues interest, and is secured by a pledge of shares of common stock. The interest rate for deferred payment obligations incurred in the current exercise period has been set at 9.5%. Approximately 650 employees (including executive officers) are currently participating in the program. At fiscal year end, the amount of the deferred payment obligations of Messrs. Neubauer, Leonard, Sutherland, and Mulvaney were $8,675,874, $2,832,922, $2,973,798 and $2,234,275, respectively.

Certain Relationships and Related Transactions

         During fiscal 2000, ARAMARK repurchased from 11 current and/or former executive officers and directors and/or their permitted transferees 3,398,924 shares of class B common stock at an average price per share of $15.39. ARAMARK anticipates that it will continue to repurchase shares held by officers and directors through ARAMARK's internal market and following their termination of employment or cessation as a director. In March 2000 ARAMARK acquired from James
E. Ksansnak, vice chairman and director of ARAMARK, approximately 80% of the capital stock of a corporation owned by Mr. Ksansnak for nominal consideration. ARAMARK intends to terminate that corporation's 401(k) plan and distribute the 645,913 shares of ARAMARK class B common stock held by the plan to Mr. Ksansnak, as the plan's sole participant.

         ARAMARK, the members of management who are equity investors in ARAMARK and certain other investors (collectively, restricted investors) are parties to the Stockholders Agreement. Restricted investors are subject to certain restrictions on transfer, with ARAMARK having certain rights of first offer in the event of any sales or dispositions by restricted investors or their estates. In addition, upon death, complete disability or normal retirement of management investors or upon death or complete disability of other individual restricted investors, such persons or their estates may cause ARAMARK to repurchase for cash up to 30% of their shares at the then current appraisal price but only to the extent such repurchase by ARAMARK is permitted under ARAMARK's credit agreement. Such repurchased shares may be resold to others, including replacement personnel. In addition, it is contemplated that shares that may be issued pursuant to exercise of employee stock options and stock purchase opportunities would also be subject to the Stockholders Agreement.

         Metropolitan Life Insurance Company holds a 6.79% promissory note, which was issued by a subsidiary of ARAMARK and is guaranteed by ARAMARK. The outstanding principal amount of the note is $75 million, payable in $25 million annual installments each January, with a final maturity of January 2003.

Employment Agreements and Change of Control Arrangements

         ARAMARK has employment agreements or arrangements with all of its officers under which they are currently being paid annual salaries ranging up to $1,000,000. Generally, these are for indeterminate periods terminable by either party upon notice, ranging from eight weeks to six months.

         Mr. Neubauer's agreement provides for his services as chief executive officer at a current annual base salary of $1,000,000 plus a bonus under the applicable bonus plan. In addition, upon his disability or other termination he will receive supplemental benefits of 50% of the sum of his base salary plus his average bonus over the prior three years (average bonus) annually for life, and upon his death his surviving spouse, if any, will receive 25% of the sum of his base salary plus the average bonus annually for life. Upon his termination, his stock purchase opportunities will become vested and immediately exercisable, and he shall serve as a consultant to ARAMARK for two years at an annual compensation rate equal to his base salary. His supplemental benefits will begin at the same time the consulting period begins. His employment may be terminated by either party upon two years notice. Upon termination by ARAMARK "without cause" or Mr. Neubauer's "resignation for good reason" (which terms are defined in the agreement), he will receive a lump sum payment equal to the sum of four times his base salary plus two times his average bonus.

         ARAMARK has agreed to use its best efforts to cause Mr. Neubauer's election to, and retention on, ARAMARK's board during the term of Mr. Neubauer's agreement. In addition, if any payment or benefit payable after a change in ownership or control of ARAMARK would be a so-called parachute payment subject to a federal excise tax, then ARAMARK will gross-up such payment or benefit to cover the excise tax. ARAMARK has agreed to apply to Mr. Neubauer`s stock holdings and purchase opportunities the current terms of the ARAMARK Ownership Program, with only such future changes that are not adverse to Mr. Neubauer, and to waive any changes that are adverse.

         ARAMARK has a split dollar life insurance agreement with Mr. Neubauer. The agreement relates to life insurance policies owned by a trust created by Mr. Neubauer. Pursuant to the agreement, ARAMARK pays a substantial portion of the premiums on the policies, such amounts to be repaid from the proceeds of the policies upon their termination. The current amount thus outstanding is $1,938,835. ARAMARK foregoes charging interest in each fiscal year on such amount. However, the foregone interest is at least partially recaptured by ARAMARK by reducing the amount of the interest that would otherwise accrue on Mr. Neubauer's deferred compensation. ARAMARK holds a security interest in the policies to secure the repayment of the premium amount paid by ARAMARK. The arrangement terminates upon the termination of Mr. Neubauer's employment (other than by reason of his retirement).

         Messrs. Leonard, Sutherland, Mulvaney and Zillmer have current annual base salaries of $640,000, $450,000, $400,000, and $400,000, respectively.
Several agreements provide for the deferral of a part of prior salary and bonus payments with interest, currently at the Moody's long-term bond index rate, usually payable in equal monthly installments beginning upon retirement, permanent disability, death, or termination of employment.

         ARAMARK currently has a severance pay policy, pursuant to which severance payments are made to executive officers and certain other key employees on the basis of continuous service, generally equal to between 3 and 18 months of pay if their employment is terminated for reasons other than cause plus the continuation of certain other benefits during the period of such payment.

Compensation of Directors

         Directors who are employees of ARAMARK are not paid directors' fees. Directors who are not employees receive an annual retainer of $30,000 for serving on the board, $3,000 for services as chairman of a board committee and $1,000 for otherwise serving on a committee. They also receive meeting fees of $1,000 per day for attendance at meetings of the board and for each committee meeting.

Committee Report on Executive Compensation

         ARAMARK's compensation programs are designed to support ARAMARK's overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable ARAMARK to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with ARAMARK's goals, to provide compensation consistent with competitive market rates, and to include a significant portion of incentive compensation.

         Performance measures. ARAMARK uses various financial measures to evaluate the performance of ARAMARK and its business units, with the specific measures in some cases varying depending upon the line of business involved. Generally, the measures currently used are Sales Growth, EBIT, ROGI, and in addition, for overall corporate performance, Net Income. EBIT is Earnings Before Interest and Taxes. ROGI is Return on Gross Investment. Targets for each of these performance measures are established annually in ARAMARK's business plan, which is approved at the beginning of the fiscal year by the board.

         Salary. Salary levels for all salaried employees are generally reviewed annually. Guideline increases are established generally based upon overall financial performance of ARAMARK, the current rate of inflation, and general compensation levels in the industries in which ARAMARK operates. For increases effective at the beginning of calendar 2001, the guideline increase for executive officers, including the five named individuals, was 4%. The specific salary increase for each individual executive officer is based upon a review of his or her individual performance and development. In the case of Mr. Neubauer, the review is conducted independently by the Human Resources, Compensation and Public Affairs Committee without any officers present, subject to final review and approval by the board; for all other executive officers, the individual's supervisor and more senior executives, along with the corporate human resources department, conduct the review and make a recommendation to the Committee.

         Bonus. Senior executive officers participate in ARAMARK's management incentive bonus program. Bonuses are awarded annually based, in part, upon the attainment of predetermined financial goals and, in part, upon the attainment of individual objectives. Generally, non-financial objectives represent 30% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 70% of the bonus potential. An employee's bonus potential generally varies as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit that is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Messrs. Neubauer and Leonard the Committee awards bonuses pursuant to the Senior Executive Annual Performance Bonus Arrangement rather than the management incentive bonus program. Pursuant to the arrangement, the Committee selected Revenues, Net Income and ROGI of ARAMARK as the financial performance measures for Messrs. Neubauer and Leonard and set goals for each measure. Mr. Neubauer was awarded 56% of his maximum bonus potential for fiscal 2000.

         Stock Purchase Opportunities. The Human Resources, Compensation and Public Affairs Committee believes that management ownership contributes to ARAMARK's success, and supports senior management's goal of expanding both the number of management investors and their percentage ownership. The Human Resources, Compensation and Public Affairs Committee, accordingly, grants stock purchase opportunities to selected management employees. The terms of the stock purchase opportunities are generally described under "The ARAMARK Ownership Program." Individual grants are generally made by the Human Resources, Compensation and Public Affairs Committee in connection with hires and promotions, and other recognition of performance. The amount of a grant generally varies depending upon the level of responsibility of the employee's position, the number of purchase opportunities previously granted, and the number of shares owned. The individual's supervisor and other senior executives, along with the corporate human resources department, make recommendations to the Human Resources, Compensation and Public Affairs Committee. ARAMARK has in the past also made broad-based grants to management employees.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based. The ARAMARK Ownership Program has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Senior Executive Annual Performance Bonus Arrangement has also been structured so that awards will qualify as performance-based compensation not subject to the $1 million limitation. ARAMARK has never realized any limitations on deductibility of compensation paid as a result of the application of Section 162(m).

         Members of the Human Resources, Compensation and Public Affairs
Committee:

              Robert J. Callander, Chair            The Honorable Thomas H. Kean
              Lawrence T. Babbio, Jr.               James E. Preston
              Ronald R. Davenport

Compensation Committee Interlocks and Insider Participation

         Mr. Neubauer serves as a director of Verizon Communications, Inc. Mr. Babbio, who is president and chief operating officer of Verizon Communications, is a director of ARAMARK and serves on the Human Resources, Compensation and Public Affairs Committee.

Security Ownership of Certain Beneficial Owners and Management

         The following table presents certain information as of December 20, 2000 with respect to shares of the common stock of ARAMARK beneficially owned by each person known to ARAMARK to be the beneficial owner of more than 5% of either class of the common stock, by each director nominated for reelection, and by each named executive officer.

                                                   Class B Common Stock            Class A Common Stock
                                               -----------------------------    ---------------------------
                                                  Number of     Percent of        Number of    Percent of
                                                  Shares(1)     Outstanding         Shares     Outstanding
                                                  ---------     -----------       ---------    -----------
Trustees for various ARAMARK
  employee benefit plans(2, 3)                               0            *         1,638,350        67.6%
Metropolitan Life Insurance Co.(4)                           0            *           337,899        13.9%
Joseph Neubauer                                     17,143,373        29.4%                 0            *
James E. Ksansnak                                    2,184,022         3.7%                 0            *
Lawrence T. Babbio, Jr.                                 40,000            *                 0            *
Patricia C. Barron                                      45,103            *                 0            *
Robert J. Callander                                    277,476            *                 0            *
Leonard S. Coleman, Jr.                                 20,000            *                 0            *
Ronald R. Davenport                                    102,000            *                 0            *
Edward G. Jordan                                       319,500            *                 0            *
Thomas H. Kean                                         393,000            *                 0            *
James E. Preston                                       450,000            *                 0            *
William Leonard                                      2,087,531         3.6%                 0            *
L. Frederick Sutherland                              1,802,306         3.1%                 0            *
Brian G. Mulvaney                                      943,573         1.6%                 0            *
John J. Zillmer                                        469,502            *                 0            *
All directors and executive                         27,715,229        46.8%                 0            *
  officers as a group (21 persons)
All employees, directors and                        63,445,417       100.0%         1,638,350        67.6%
  employee benefit plans as a group(5)

-------------------
1. Includes shares issuable upon the exercise of currently exercisable stock purchase opportunities and options.
2. The address of this stockholder is ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107.
3. The trustees are James E. Ksansnak, Brian G. Mulvaney, Bart J. Colli and L. Frederick Sutherland.
4.   The address of this stockholder is One Madison Avenue, New York, NY 10010.
5. Includes former employees and permitted transferees (primarily children and other transferees for estate planning purposes).
*    Less than 1%.

Report of Audit and Corporate Practices Committee

         ARAMARK's Audit Committee has reviewed and discussed with management ARAMARK's audited financial statements as of and for the year ended September 29, 2000.

         The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

         Based on the reviews and discussions referred to above, the Committee recommended to the board of directors that the financial statements referred to above be included in ARAMARK's Annual Report on Form 10-K for the year ended September 29, 2000.

         Members of the Audit and Corporate Practices Committee:

              Edward G. Jordan, Chair            Leonard S. Coleman, Jr.
              Patricia C. Barron                 Ronald R. Davenport

Relationship with Independent Public Accountants

         The board of directors is expected to reappoint the firm of Arthur Andersen LLP as independent auditors for ARAMARK for the 2001 fiscal year. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will be offered the opportunity to make a statement if desiring to do so and will be available to respond to appropriate questions.

Financial Statements

         A copy of ARAMARK's annual report on Form 10-K for the fiscal year ended September 29, 2000 (annual report) has been delivered to stockholders. Stockholders are referred to the annual report for financial and other information about ARAMARK.

Proxy Solicitation

         Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of ARAMARK personally or by mail or telephone, but such persons will not be specially compensated for such services. The entire cost of solicitation will be borne by ARAMARK.

Discretionary Authority

         Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxy agents will have the right to vote the shares represented by proxy cards on such matters in accordance with their discretion.

Stockholder Proposals

         Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings of ARAMARK in accordance with regulations adopted by the Securities and Exchange Commission. Such proposals must be received by ARAMARK no later than September 6, 2001, to be considered for inclusion in ARAMARK's proxy statement and form of proxy for next year's annual meeting and, in any event, must be received by ARAMARK no later than November 20, 2001, to be eligible for presentation for stockholder action at next year's annual meeting. Proposals should be directed to the attention of the Corporate Secretary.

                               ARAMARK CORPORATION
                            2001 Stock Ownership Plan

1. Purpose of Plan. The purpose of the Plan is to enable ARAMARK Corporation and its Subsidiaries to continue to compete successfully in attracting and retaining key employees by making it possible for them to purchase shares of the Company's Common Stock on terms which will give them a more direct and continuing interest in the future success of the Company's business. The Plan authorizes the granting of Incentive Stock Options and nonqualified options, or any combination of the foregoing, to such key employees. The Plan excludes from participation directors of the Company who are not Employees.

2.   Definitions.

         Board means the Board of Directors of the Company.

         Certificate of Incorporation means the Company's Restated Certificate of Incorporation, as it may be amended or restated from time to time.

         Code means the Internal Revenue Code of 1986, as amended. Any reference in the Plan to a section of the Code includes any amendments or successor provisions to such section.

         Committee of the Board means the committee consisting of those members of either the Human Resources, Compensation and Public Affairs Committee or such other committee of the Board consisting of two or more directors as may be delegated authority to administer the Plan, who are both non-employees (within the meaning of Section (b)(3)(i) of SEC Rule 16b-3 or any successor provision) and also outside directors (within the meaning of Section 162(m) of the Code and the Treasury regulations thereunder).

         Company means ARAMARK Corporation, a Delaware corporation.

         Effective Date of this Plan means the date upon which it is approved by the shareholders of the Company.

         Employee means an officer or other key employee employed by the Company or by a Subsidiary, including any employee who is also a member of the Board. It shall also include all non-employee members of the boards of directors of Subsidiaries who are not also members of the Board.

         Incentive Stock Option means an option described in Section 422 of the Code and the Treasury regulations thereunder.

         Optionee means a person to whom an option has been granted under the Plan which has not expired or been fully exercised or surrendered.

         Plan means this Plan.

         Shares means shares of the Common Stock, Class B, par value $.01 per share, of the Company.

         Subsidiary means any corporation or other entity of which the Company shall, directly or indirectly, own 50% or more of the equity, as determined for purposes of the Plan by the Board or the Committee of the Board and any other corporation or other entity in which the Company shall directly or indirectly have an equity investment and which the Board or the Committee of the Board shall in its sole discretion designate.

3. Limits on Options. The total number of Shares for which options may be granted (including options previously granted and currently outstanding) to Employees under the Plan shall not exceed in the aggregate 20,000,000 shares. Shares for which options have expired or have been surrendered or canceled without having been exercised may again be optioned under the Plan. However, Shares covered by options for which the Company elects under paragraph (c) of
Section 7 to settle all or part of its obligation by making a substitute payment in cash, Shares or a combination of both may not be optioned again


                                      A-1
                            2001 Stock Ownership Plan
under the Plan. The maximum number of Shares with respect to which options may be granted during any fiscal year under the Plan to any one Employee is 3,000,000 Shares. If an option is canceled, such canceled option will be counted against the maximum number of Shares that may be granted to any one Employee. If an exercise price of an option is reduced after the grant, the transaction will be treated as a cancellation of the option and a grant of a new option, unless such price change is made as a result of a transaction described in Section 6.

4. Granting of Options. The Committee of the Board is authorized to grant options to selected Employees from the Effective Date of this Plan until the Plan is terminated as hereinafter provided. The number of Shares, if any, optioned in each year, the Employees to whom options are granted, and the number of Shares optioned to each Employee selected shall be wholly within the discretion of the Committee of the Board, subject only to the limitations prescribed in Section 3.

5. Terms of Stock Options. The terms of stock options granted under the Plan shall be as follows:

         (a) Price: The option price shall be fixed by the Board or the Committee of the Board but shall in no event be less than the par value of such Shares.

         (b) Transferability: Options are not transferable otherwise than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee of the Board, by specifically so providing in the option certificate, or the amended option certificate, may grant options other than Incentive Stock Options that are transferable, without payment of consideration, to immediate family members of the Optionee, or to a trust or partnership for such family members, and may also amend outstanding options other than Incentive Stock Options to provide for such transferability. No option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

         (c) Term: Each option shall expire and all rights thereunder shall end at the expiration of such period as shall be fixed by the Board or the

Committee of the Board, which period shall end not later than ten years from the date on which the option was granted, subject in all cases to earlier expiration as provided in paragraphs (d) and (e) of this Section 5 in the event of termination of employment, death, or permanent disability.

         (d) Exercise: Except as provided in paragraph (e) of this Section 5, an option shall be exercisable only by an Optionee (or his or her transferee pursuant to paragraph (b) of this Section 5) and only while the Optionee is an Employee of the Company or a Subsidiary or, unless his or her employment is terminated for cause or unless the option grant states otherwise, within three months after he or she otherwise ceases to be an Employee, but only if and to the extent the option was exercisable immediately prior to termination of his or her service. In no event shall an option be exercisable later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 5. The Board or the Committee of the Board, in either case, in its sole discretion, may in whole or in part, accelerate the time at which outstanding options may be exercised.

         (e) Death or Disability of Employee: If an Optionee dies or becomes permanently disabled within a period during which his or her option could have been exercised, unless the option grant states otherwise, the option may be exercised within twelve months after his or her death or permanent disability (but not later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 5) by him or her (or his or her transferee pursuant to paragraph (b) of this Section 5) or by those entitled under his or her will or the laws of descent and distribution, but only if and to the extent the option was exercisable immediately prior to his or her death or permanent disability.

         (f) Additional Terms: The Board or the Committee of the Board may include at the time an option is granted such additional terms and conditions, as it deems desirable to the extent not inconsistent with the Plan.

         (g) Substitute Grants. Notwithstanding the foregoing, the Committee of the Board may

                                      A-2
                            2001 Stock Ownership Plan
grant an option to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its Subsidiaries in substitution for a stock option or restricted stock grant granted by such corporation ("Substituted Stock Incentives"). The terms and conditions of the Substituted Stock Incentive may vary from the terms and conditions required by the Plan and from those of the prior option or grant. The Committee of the Board shall prescribe the provisions of the Substituted Stock Incentive.

         (h) Restrictions on Incentive Stock Options: The following additional restrictions shall be applicable to all Incentive Stock Options granted under the Plan:

              (i) No option shall be granted unless the option price is at least equal to the fair market value of the Shares subject to option.

              (ii) An Employee who is a director of the Company or of a Subsidiary shall not be eligible to receive such options unless he is also employed by the Company or by a Subsidiary.

              (iii) The aggregate fair market value (determined at the time the option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by such Employee during any calendar year shall not exceed $100,000.

              (iv) No option shall be granted to an employee if immediately before the option is granted the individual owns stock (within the meaning of Section 422 of the Code) possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary unless the option price is at least 110 percent of the fair market value of the Shares subject to option and such option, by its terms, is not exercisable after the expiration of five years from the date the option is granted.

6.       Change in Capital Structure.

         (a) If the number of issued Shares is increased or reduced by change in par value, combination, split-up, recapitalization, reclassification, distribution of a dividend payable in stock, or the like, the number of Shares for which options may be granted specified in Section 3 shall be appropriately adjusted. The number of Shares previously optioned and not theretofore delivered and the option prices therefor shall likewise be appropriately adjusted whenever the number of issued Shares is increased or reduced by any such procedure after the date or dates on which such Shares were optioned.

         (b) In the event that the Company is succeeded by another corporation in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the Successor Corporation shall assume the outstanding options granted under this Plan or shall substitute new options for them.

7.       Delivery of Shares or Cash.

         (a) An option shall be exercised by giving the Company written notice of such election to exercise and of the number of Shares to be purchased, in such form as the Board or the Committee of the Board shall have prescribed or approved.

         (b) No Shares shall be delivered upon the exercise of an option until the option price has been paid in full in cash or, at the discretion of the Board or the Committee of the Board, in whole or in part in Shares owned by the Optionee, valued at fair market value on the date notice of exercise is received by the Company.

         (c) In lieu of delivering Shares under paragraph (b) of this Section 7, the Board or the Committee of the Board may elect, in its sole discretion, to settle all or part of its obligation to deliver Shares by making a substitute payment of cash, Shares or a combination of cash and Shares equal in value to any excess of the fair market value (as of the date notice of exercise is received by the Company) of the Shares which the Board or the Committee of the Board elects not to deliver over the option price for such Shares. If the Board, or the Committee of the Board, elects to satisfy its obligation by electing to make a substitute payment of cash, Shares or a combination of both pursuant to this paragraph (c) of this Section 7, the person exercising the option

                                      A-3
                            2001 Stock Ownership Plan
shall be relieved of paying the option price for the Shares for which a substitute payment is made.

         (d) If required by the Board no Shares will be delivered upon the exercise of an option until the Optionee has given the Company (i) a satisfactory written statement that he or she is acquiring the Shares for investment and not with a view to the sale or distribution of any such Shares,
(ii) a satisfactory written opinion of counsel that exercise of the option and delivery of Shares will be in compliance with all requirements of federal and state securities laws, (iii) a written agreement not to sell any Shares received upon the exercise of the option or any other shares of the Company that he or she may then own or thereafter acquire except either (A) through a broker on the New York Stock Exchange or another national securities exchange or (B) with the prior written approval of the Company and (iv) a written agreement that may then be in effect between the Company and any of its shareholders relating to the transfer of Shares.

         (e) If at any time the Board or the Committee of the Board shall determine that (1) the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or (2) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the transfer to the Optionee of Shares hereunder, such transfer may not be consummated in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee of the Board.

8. Continuation of Employment. Neither the Plan nor any option granted thereunder shall confer upon any employee any right to continue in the employ of the Company or any Subsidiary or limit in any respect the right of the Company or any Subsidiary to terminate his or her employment at any time.

9. Administration. The Board or the Committee of the Board may make such rules and regulations and establish such procedures, as it deems appropriate for the administration of the Plan. In the event of a disagreement as to the interpretation of the Plan or any amendment thereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to the Plan, the decision of the Board or the Committee of the Board shall be final and binding upon all persons in interest including Employees, the Company and its shareholders. As examples and not in limitation of the foregoing, the Committee of the Board may adopt, amend, suspend, waive and rescind any rules or regulations and appoint such agents as the Committee of the Board may deem necessary or advisable to administer the Plan; correct any defect or reconcile any inconsistency in the Plan and construe and interpret the Plan, any stock option and any rules or regulations; and make any and all other decisions and determinations as may be required under the terms of the Plan or as the Committee of the Board may deem necessary or advisable for the administration of the Plan. The Committee of the Board may delegate to officers or managers of the Company or any Subsidiary the authority, subject to such terms as the Committee of the Board shall determine to perform administrative functions under the Plan.

10. Reservation of Shares. The Company shall reserve for issue or sale upon exercise of outstanding options the appropriate number of Shares, and such Shares shall be identified as those optioned under the Plan.

11. Withholding. Whenever the Company determines that it has an obligation to withhold any federal, state or local tax by reason of the grant of an option under the Plan or the delivery of Shares, cash or other property upon exercise of an option granted under the Plan, the Company shall have the right to withhold such tax or, where appropriate, to require the Optionee to remit to the Company an amount sufficient to satisfy such federal, state or local withholding obligation.

12. Duration of the Plan. No option shall be granted under the Plan more than ten years after the Effective Date of this Plan.

13. Amendment of the Plan. The Board without further action by the shareholders may amend the Plan from time to time as it deems desirable; provided that no such amendment shall increase the maximum number of Shares for which options may be granted, or reduce the minimum option price, or modify the class of

                                      A-4
                            2001 Stock Ownership Plan
employees eligible to receive options, or extend the maximum option period, or permit the granting of options at any time more than 10 years after the Effective Date of this Plan.

14. Termination of the Plan. The Board may, in its discretion, terminate the Plan at any time, but no such termination shall deprive Optionees of their rights under outstanding options, except that the Board may, in connection with the termination of the Plan, terminate any outstanding options by paying to the Optionees an amount equal to the difference between the appraisal value of the Shares and the exercise price.

15. SEC Rule 16b-3. - The Plan is intended to come within the safe harbor provided by SEC Rule 16b-3 (or any successor provision) with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934. Any provision required by such Rule to be set forth in the Plan is incorporated herein by reference, and any inconsistent provision herein (other than Section
13) is superseded.


16. IRC Section 162(m). The Plan is intended to come within the provisions of
Section 162(m) of the Code. Any provision required by such Section to be set forth in the Plan is incorporated herein by reference, and any inconsistent provision herein (other than Section 13) is superceded.

17. Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and any options granted under the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal laws.


                                      A-5
                            2001 Stock Ownership Plan

                     AUDIT AND CORPORATE PRACTICES COMMITTEE
                                     Charter

Committee Access, Membership and Qualifications

1. The committee shall have direct and confidential access to the personnel of ARAMARK's Audit and Control Services and Security Departments, and to the secretary of management's Business Conduct Policy Committee; and the Audit and Control Services and Security Departments and the members of the Business Conduct Policy Committee shall have direct access to the members of the committee. The committee shall meet annually in executive session with the outside auditor.

2. The committee shall consist of at least three directors, all of whom shall be independent (i.e., shall have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation), as the Board interprets such qualification in its business judgement.

3. Each member of this committee shall be financially literate, as the Board interprets such qualification in its business judgement, or must become financially literate within a reasonable period of time after his or her appointment to this committee. At least one member of this committee shall have accounting or related financial management experience, as the Board interprets such qualification in its business judgement.

4. The committee shall review and reassess the adequacy of its charter on an annual basis.

The Audit and Corporate Practices Committee shall perform the following functions and shall have and may exercise such powers as are appropriate for the performance thereof:

Financial Reporting

1.   Review the quarterly and year-end financial reports prior to their filing.

2. Review the accounting principles used by the Corporation for corporate and tax reporting purposes and any actual or impending changes in financial or accounting requirements which may materially affect the Corporation.

3. Review and approve the committee report on the audited financial statements for inclusion in the Corporation's proxy and information statements.

4. Review with the general counsel legal matters that may have a material impact on the financial statements.

Accounting Controls and Personnel

1. Review the adequacy of the Corporation's system of internal accounting controls with the Corporation's financial and audit personnel and its outside auditor.

2.   Review the scope and results of internal auditing procedures.

3. Review the appointment and replacement of the director of audit and controls, and the competency of the Corporation's financial, audit, and accounting personnel.

Audits and Outside Auditors

1. Review and recommend to the Board the firm of independent public accountants to be employed as outside auditor by the Corporation. The outside auditor is ultimately accountable to the Board and this committee; and the Board and this committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

2. Review with the outside auditor prior to the audit the scope of audit, and after the audit the audit report and any internal control


                                      B-1
                 Audit and Corporate Practices Committee Charter recommendations, and management's response to such recommendations.

3. Review and approve the compensation of the outside auditor.Review non-audit services requested of the outside auditor and in so doing, consider the possible effect of such engagement on their independence.


4. Request and obtain from the outside auditor annually a formal written statement delineating all relationships between the outside auditor and the Corporation; engage in a dialog with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor; and recommend to the Board any appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

Business Conduct

1.   Monitor compliance with the Corporation's Business Conduct Policy.

2. Conduct special investigations of allegations of management misconduct when deemed necessary or desirable.

3. Determine whether or not to seek reimbursement on behalf of the Corporation from employees or agents of the Corporation for any improper payments made at their direction, if such action or inaction is in the best interest of the Corporation.

4. Determine on behalf of the Corporation whether or not to advance expenses or to provide indemnification, under the certificate of incorporation, by-laws or otherwise, to a director, officer, employee or agent where claimed or requested in a particular case.


                                      B-2
                 Audit and Corporate Practices Committee Charter

[LOGO]
                              ARAMARK CORPORATION
                                   PROXY CARD
                      SOLICITED BY THE BOARD OF DIRECTORS

Joseph Neubauer, Bart J. Colli and Donald S. Morton (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the "Company") to be held on February 6, 2001 and at any adjournment.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                see other side

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                            YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

1. Call toll free 1-888-297-9580 in the United States on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Outside the United States you may fax your signed proxy card to 201-433-3971

                                       or
                                       --

2. Vote by Internet at our Internet Address: http://www.proxyvoting.com/aramark

                                       or
                                       --

 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                  PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.                 Please mark
                                                                                your votes as    X
                                                                                indicated in
                                                                                this example

1. Election of Directors

     FOR all nominees              WITHHOLD                 Nominees: 01 Lawrence T. Babbio, Jr., 02 Patricia C. Barron, 03 Robert
   listed to the right            AUTHORITY                 J. Callander, 04 Leonard S. Coleman, Jr. 05 Ronald R. Davenport, 06
    (except as marked      to vote for all nominees         Edward G. Jordan, 07 Thomas H. Kean, 08 James E. Ksansnak, 09 Joseph
     to the contrary)        listed to the right            Neubauer, 10 James E. Preston

         / /                         / /                    (To withhold authority to vote FOR, write name(s) on line:

                                                            ________________________________________________________________________

2. To consider and act upon a    3. In their discretion, the proxies are authorized to       Dated__________________________________
   proposal to approve the          vote upon such other mattersas may properly come before
   2001 Stock Ownership Plan.       the meeting and at any adjournments thereof.             _______________________________________
                                                                                                          (Signature)
    FOR   AGAINST   ABSTAIN
                                                                                             _______________________________________
    / /    / /       / /                                                                          (Signature if held jointly)

                                                                                             Please sign exactly as name appears. If
                                                                                             shares are held as joint tenants, both
                                                                                             joint tenants should sign.
                                                                                             Attorneys-in-fact, executors,
                                                                                             administrators, trustees, guardians,
                                                                                             corporation officers or others signing
                                                                                             in a representative capacity should
                                                                                             indicate the capacity in which they are
                                                                                             signing.

------------------------------------------------------------------------------------------------------------------------------------
                                                      ^ FOLD AND DETACH HERE ^

                  [LOGO] VOTE BY TELEPHONE OR INTERNET [LOGO]

                          QUICK *** EASY *** IMMEDIATE

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:    You will be asked to enter a Control Number located in the box in the lower right of this form.

OPTION A:         To vote as the Board of Directors recommends on proposal 1, press 1

OPTION B:         If you choose to vote differently on proposal 1, press 0. You will hear these instructions:

                  Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9 To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                  Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                  When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET: THE WEB ADDRESS IS http://www.proxyvoting.com/aramark

         IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL THE PROXY CARD
                                            ------

                             THANK YOU FOR VOTING.

              IN THE UNITED STATES
Call * * Toll Free * * On a Touch Tone Telephone
            1-888-297-9580 - ANYTIME                            / /
    There is NO CHARGE to you for this call.
           Outside the United States                       CONTROL NUMBER
             FAX TO : 201-433-3971                 for Telephone/Internet Voting